Exhibit 99.1

MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-231-6703
YahairaGarcia-Perea@bankofmarin.com

Bank of Marin Bancorp to Webcast Q3 Earnings on
Monday, October 26, 2026, at 8:30 a.m. PT

NOVATO, CA - (October 2, 2026) - Bank of Marin Bancorp (Nasdaq: BMRC) will present its third quarter earnings call via webcast on Monday, October 26, 2026, at 8:30 a.m. PT/11:30 a.m. ET.

All interested parties are invited to listen to President and Chief Executive Officer Tim Myers and Executive Vice President and Chief Financial Officer Dave Bonaccorso discuss the Company's fiscal third quarter, which ended September 30, 2026.

Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please log on at least 15 minutes before the call to register and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp
Founded in 1990 and headquartered in Novato, California, Bank of Marin is a wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). With assets of $3.9 billion, Bank of Marin is a leading business and community bank providing commercial and personal banking, specialty lending, and wealth management and trust services through a network of 27 branches and eight commercial banking offices serving Northern California.

Known for delivering exceptional client service and investing in the communities it serves, Bank of Marin has been recognized as one of the San Francisco Business Times' Top Corporate Philanthropists since 2003 and ranked seventh on Sacramento Business Journal's 2026 Corporate Direct Giving List. Additional honors include being named one of North Bay Business Journal's Best Places to Work in 2026, the Bank's 17th recognition, and inclusion in Business Insider's America's High-Growth Companies 2026. Bank of Marin Bancorp, which was ranked the nation's No. 2 community bank deposit franchise by S&P Global Market Intelligence, is included in the Russell 2000® Small-Cap Index and the Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.